Exhibit 8.1

Wilk Auslander llp
Attorneys at Law
675 Third Avenue
New York, NY  10017
Telephone:  212-421-2233
Facsimile:  212-752-6380
E-mail:  jwilk@wilkauslander.com

Jack Wilk Partner Direct Dial: (212) 981-2333	European Office: 5, rue Jean-Pecolat 1201 Geneva, Switzerland Telephone: +41-22-322-2010 Facsimile: +41-22-322-2019

February 7, 2011

Midas Medici Group Holdings, Inc.
445 Park Avenue, 20th Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as special tax counsel to Midas Medici Group Holdings, Inc., a Delaware corporation (“Midas”), in connection with the proposed merger (the “Merger”) under the laws of the State of Delaware of Consonus Technologies, Inc., a Delaware Corporation ("Consonus") with MMGH Acquisition Inc., a Delaware Corporation (“Merger Sub”), and a direct wholly-owned subsidiary of Midas (with Consonus continuing as a wholly-owned subsidiary of Midas) pursuant to the Agreement and Plan of Merger and Reorganization (the “Agreement”) dated as of April 29,  2010, as amended, among Midas, Merger Sub and Consonus.  This opinion is being delivered in connection with the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus (the “Registration Statement”).

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.  In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreement made by Consonus and Midas, including factual statements and representations in letters from each of Consonus and Midas (collectively, the “Representation Letters”).  For purposes of rendering our opinion, we have assumed that all such statements, representations, covenants and agreements are true and correct without regard to any qualification as to knowledge or belief.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreement made by Consonus and Midas including those set forth in the Representation Letters, and we have assumed that the Representation Letters have been executed by duly authorized officers.

Midas Medici Group Holdings, Inc.
February 7, 2011

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of the Agreement and as described in the Registration Statement, and, except as set forth in the amendment to the Merger Agreement, that none of the terms and conditions contained herein will have been waived or modified in any respect prior to the effective time of the Merger.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof.  It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein.  Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon the foregoing, we are of the opinion that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) the description in the Registration Statement, under the heading “Material Federal Income Tax Consequences of the Merger,” to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is a complete and accurate summary of the material United States federal income tax consequences of the Merger, in the case of both (i) and (ii) subject to the limitations and qualifications set forth therein and in this opinion letter.  Except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to or contemplated by the Merger. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ WILK AUSLANDER LLP
WILK AUSLANDER LLP